UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 17, 2016

FEDERAL HOME LOAN BANK OF BOSTON
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51402	04-6002575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Boylston Street
Boston, MA 02199
(Address of principal executive offices, including zip code)
(617) 292-9600
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2016, director Stephen R. Theroux notified the Federal Home Loan Bank of Boston (the “Bank”) that upon the closing of the pending merger (“merger”) between New Hampshire-based Lake Sunapee Bank Group and Maine-based Bar Harbor Bankshares, Lake Sunapee Bank will cease to exist as a separately chartered institution. As a result, Mr. Theroux will no longer be a director of a New Hampshire member of the Bank. The merger, which is pending approval by the companies’ respective shareholders and the relevant state and federal regulators, is targeted to be completed in the fourth quarter of 2016 or first quarter of 2017.

Assuming the successful completion of the merger, Mr. Theroux will cease to meet the eligibility requirements to serve as a member director representing the State of New Hampshire. Upon the merger, the directorship held by Mr. Theroux, which was allocated to the State of New Hampshire by the Federal Housing Finance Agency (“FHFA”), will become immediately vacant by operation of FHFA regulation. Consistent with FHFA regulation and the Bank’s by-laws, the Bank’s board of directors will fill the unexpired term of the vacant directorship with an officer or director of a member institution with its principal place of business located in New Hampshire.

Signature(s)
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 23, 2016	Federal Home Loan Bank of Boston
By:/s/ Frank Nitkiewicz
Frank Nitkiewicz
Executive Vice President and Chief Financial Officer